Exhibit 99.1

News Release

2 North Riverside Plaza, Suite 1300 • Chicago IL 60606 • 800-458-2235 • www.FreightCarAmerica.com
For release: January 4, 2013	Contact: Tom McCarthy, FreightCar America, 800-458-2235

FreightCar America, Inc. Announces Appointment of

Kathleen M. Boege as General Counsel and Corporate Secretary

Succeeds Laurence M. Trusdell upon his retirement

CHICAGO, IL, January 4, 2013 – FreightCar America, Inc. (NASDAQ: RAIL) today announced that its Board of Directors has appointed Kathleen (Kate) M. Boege as its General Counsel and Corporate Secretary, effective January 14, 2013. In joining FreightCar America, Ms. Boege will serve as a key member of the Company’s leadership team, with responsibility for all aspects of the Company’s legal affairs. She will be based at the Company’s Chicago, Illinois headquarters. She succeeds Laurence M. Trusdell, who is retiring.

Boege, 46, joins FreightCar America from Bally Total Fitness Corporation, an operator of fitness clubs, where she has served since August 2011 as Chief Administrative Officer, General Counsel and Secretary. She joined Bally in February 2007 as Vice President, Associate General Counsel and Assistant Secretary, and subsequently served as Senior Vice President, General Counsel (January 2008-July 2011) and Interim Senior Vice President, Human Resources (April 2009-March 2010). Prior to joining Bally, Ms. Boege occupied senior legal positions at the Chicago Stock Exchange and practiced business law in Chicago at Jones Day and Wildman, Harrold, Allen & Dixon.

“Kate will be a great addition to our executive team,” said Ed Whalen, President and Chief Executive Officer of FreightCar America. “She is a highly accomplished attorney with a breadth of senior-level experience in both legal and business roles. We are delighted that she is coming to FreightCar America.” Mr. Whalen added, “While we understand Larry Trusdell’s decision to retire after 30 years as a lawyer, we are sorry to see him go and we are grateful for the many contributions he has made since joining us in 2007.”

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FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. It supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Clinton, Indiana; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; Lakewood, Colorado; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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